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                                                                    Exhibit 8.1


        [FORM OF TAX OPINION TO BE DELIVERED BY SULLIVAN & WORCESTER LLP]




                                                 [date]



Vermont Financial Services Corp,
100 Main Street
Brattleboro, Vermont 05302
Attention:   John D. Hashagen, Jr.
             President and Chief Executive Officer

Ladies and Gentlemen:

     In connection with the registration by Vermont Financial Services Corporation, a Delaware corporation ("VFSC"), of shares of Common Stock, par value $1.00 per share, for issuance in connection with the Agreement and Plan of Reorganization, dated as of November 13, 1996, by and among VFSC, Eastern Bancorp, Inc., a Delaware corporation ("Eastern"), and Vermont Federal Bank, FSB, the wholly owned subsidiary of Eastern and a federal savings bank in stock form, which agreement, as amended, and all other agreements contemplated thereby, are collectively referred to herein as the "MERGER AGREEMENT," this opinion is furnished to you to be filed as Exhibit 8.1 to the Registration Statement on Form S-4 (Registration No. 333-21023) (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), filed with the Securities and Exchange Commission. Capitalized terms used herein shall have the same meaning they have in the Registration Statement, except as otherwise defined herein. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     FACTS. Pursuant to the Merger Agreement, Eastern will be merged with and into VFSC (the "MERGER"), and the Eastern stockholders will in the Merger receive a mix of cash and common stock of VFSC in exchange for their Eastern stock surrendered. In the aggregate, the Eastern stockholders will receive consideration in the Merger whose composition is at least 50% VFSC Common Stock, and the balance cash. For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     ASSUMPTIONS. In rendering our opinions, we have with your permission assumed the accuracy of the following assumptions, and we have assumed that the Merger will be consummated pursuant to the terms of and in accordance with the Merger Agreement.

     A. The fair market value of the VFSC stock and other consideration received by an Eastern stockholder in the Merger will be approximately equal to the fair market value of the Eastern shares surrendered by him in exchange therefor.


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     B. There is no present plan or intention by the stockholders of Eastern who own, directly or indirectly, a five percent (5%) or greater interest (by value) in Eastern, and to the best knowledge of the management of Eastern, there is no present plan or intention on the part of the remaining stockholders of Eastern, to sell, exchange or otherwise dispose of a number of shares of VFSC stock received in the Merger that would reduce the Eastern stockholders' ownership of VFSC stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Eastern as of the same date. For purposes of this assumption, shares of Eastern stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of VFSC stock will be treated as outstanding Eastern stock on the date of the Merger. Moreover, shares of Eastern stock and shares of VFSC stock held by Eastern stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

     C. At the time of the Merger, VFSC has no plan or intention to redeem or otherwise reacquire any of the VFSC stock to be issued in the Merger.

     D. At the time of the Merger, VFSC has no plan or intention to sell or otherwise dispose of any of the assets of Eastern acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     E. Following the Merger, VFSC will continue the historic business of Eastern or use a significant portion of Eastern's business assets in a business.

     F. VFSC, Eastern, and the stockholders of Eastern will pay their respective expenses, if any, incurred in connection with the Merger.

     G. There is no intercorporate indebtedness existing between VFSC and Eastern that was issued, acquired, or will be settled at a discount.

     H. Neither VFSC nor Eastern is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     I. Both the fair market value of Eastern's assets being transferred to VFSC in the Merger and such transferred assets' aggregate adjusted bases will exceed the sum of Eastern's liabilities being assumed by VFSC, plus the amount of liabilities, if any, to which such transferred assets are subject.

     J. The liabilities of Eastern assumed by VFSC and the liabilities to which the transferred assets of Eastern are subject were incurred by Eastern in the ordinary course of its business.

     K. Neither Eastern nor VFSC is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.



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     L. No consideration for the Merger has been or will be provided by VFSC or any affiliate of VFSC to Eastern or to the stockholders of Eastern other than as expressly provided for in the Merger Agreement.

     M. The payment of cash in lieu of fractional shares of VFSC stock is solely for the purpose of avoiding the expense and inconvenience to VFSC of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Eastern stockholders instead of issuing fractional shares of VFSC stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Eastern stockholders in exchange for their shares of Eastern stock. The fractional share interests of each holder of Eastern stock will be aggregated, and no holder of Eastern stock will receive cash in lieu of a fractional share in an amount equal to or greater than the value of one full share of VFSC stock.

     OPINIONS. Based on the foregoing facts and assumptions and assuming the accuracy thereof, we are of the opinion that for federal income tax purposes:

     1. The merger of Eastern with and into VFSC pursuant to the Merger Agreement will constitute a reorganization within the meaning of
          Section 368(a)(1)(A) of the Code.

     2. Eastern and VFSC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by VFSC upon the receipt of Eastern's assets in the Merger. Code Section 1032(a).

     4. No gain or loss will be recognized by Eastern upon the transfer of its assets to VFSC in the Merger. Code Sections 357 and 361.

     5. The basis of Eastern's assets in the hands of VFSC immediately after the Merger will be the same as the basis of such assets in the hands of Eastern immediately prior to the Merger. Code Section 362.

     6. No gain or loss will be recognized by a VFSC stockholder as a result of the Merger, and such stockholder's tax basis and holding period in his VFSC stock will be the same following the Merger as they were preceding.

     No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above. In particular, we express no opinion with respect to the state or local tax treatment of the Merger.

     MISCELLANEOUS. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the


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Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

     This opinion is not intended to satisfy the opinion required by Section 6.02(d) of the Merger Agreement, which opinion will be delivered at the Closing and be based upon executed representations made by VFSC, Eastern, and certain Eastern stockholders.

     This opinion is intended solely for the benefit and use of VFSC and its stockholders, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                            Very truly yours,


                                            SULLIVAN & WORCESTER LLP